EXHIBIT 99.1

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY O.A.K. Financial Corporation

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS

   The undersigned hereby appoints Patrick K. Gill and James A. Luyk as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated in this Proxy, all the shares of Common Stock of O.A.K. Financial Corporation held of record by the undersigned on March 5, 2010, on all matters that come before, and on all matters incident to the conduct of, the special meeting of shareholders to be held on April 16, 2010, at 9:00 a.m. (EST) at The Pinnacle Center, 3330 Highland Drive, Hudsonville, Michigan 49426 and at any adjournment or postponement of the special meeting.

Proposal 1: To consider and vote upon a proposal
to approve the Agreement and Plan of Merger,
dated January 7, 2010, between O.A.K. Financial
Corporation and Chemical Financial Corporation,
as it may be amended from time to time, pursuant
to which O.A.K. will merge with and into Chemical

Proposal 2: To vote upon an adjournment or
postponement of the O.A.K. special meeting, if
necessary, to solicit additional proxies

For ☐ For ☐	Against ☐ Against ☐	Abstain ☐ Abstain ☐

   This Proxy, when properly executed and delivered, will be voted in the manner directed herein by the undersigned shareholder. If a duly executed Proxy is returned and no specification is made, this Proxy will be voted FOR all Proposals. The shares represented by this Proxy will be voted in the discretion of the Proxies on any other matters that may come before the special meeting and on any matter incident to the conduct of the special meeting.

   If you do not return this Proxy and do not vote in person at the special meeting your vote will be counted as voted AGAINST approval of the Agreement and Plan of Merger.

Please be sure to date and sign this proxy in the box below.	Date

Shareholder sign above	Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

O.A.K. Financial Corporation
2445 84th Street, S.W. • Byron Center, Michigan 49315

   Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 16, 2010.
The accompanying Proxy Statement is available at
www.snl.com/IRWebLinkX/GenPage.aspx?IID=1022473&gkp=1073743292 and under the "Investor Relations" tab on our website (www.bankatbyron.com).

   Whether or not you return a proxy, you are invited to attend the Special Meeting in person. If you need directions to the location of the meeting or additional information about attending the meeting and voting in person, please contact Missy Covell at (616) 5887418 or mcovell@BankAtByron.com.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.